Exhibit 10.2
Griffon Corporation Director Compensation Program
(adopted as of February 18, 2026)
Each member of the Board of Directors (the “Board”) of Griffon Corporation (the “Company”) who is not an employee of the Company (each a “Non-employee Director”) shall receive compensation for such person’s services as a member of the Board as outlined in this Director Compensation Program.

Cash Compensation

Annual Retainer Fees

•Annual retainer fee in the amount of $80,000
•Additional annual retainer fee for the Chairmen of the following Committees:
oAudit – $22,500
oCompensation – $20,000
oNominating and Corporate Governance – $17,500
oFinance – $15,000
•Additional annual retainer fee in the amount of $35,000 for the Lead Independent Director

Meeting Fees

•Fee in the amount of $1,500 for attending any meeting of the Board
•Fee in the amount of $2,500 for attending any meeting of the Audit Committee
•Fee in the amount of $1,500 for attending any meeting of any committee other than the Audit Committee

Equity Compensation

Following election to the Board each year at the Annual Meeting of Shareholders (“AGM”), each Non-employee Director shall be awarded a grant of restricted shares with a value of $120,000 (the “RS Dollar Amount”). If a Non-employee Director becomes a member of the Board other than as a result of being elected at the AGM, such Non-employee Director shall be awarded a grant of restricted shares with a value based on the pro-rata portion of the RS Dollar Amount equal to the difference between 365 and the number of days elapsed since the last AGM as of the date such Non-employee Director becomes a member of the Board, divided by 365. All restricted shares granted to a Non-employee Director shall vest on the first anniversary of the date of grant. If service as a director terminates as a result of (i) death, (ii) disability, (iii) the failure of the Company to nominate such director for re-election to the Board, (iv) the failure of such director to be re-elected to the Board after being nominated for re-election, or (v) the occurrence of a change in control, all restricted shares shall immediately vest.

The number of restricted shares to be granted annually shall be determined by dividing the RS Dollar Amount (or a pro rata portion of such amount, as appropriate) by the closing price of the Company’s common stock on the New York Stock Exchange (or, if not the New York Stock Exchange, the principal exchange on which the Company’s common stock is traded) on the date of grant. The RS Dollar Amount shall be subject to the review of the Board from time to time.